UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 6, 2008

Date of Report (Date of earliest event reported)
LOUD TECHNOLOGIES INC
(Exact Name of Registrant as Specified in Charter)

Washington	0-26524	91-1432133

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

16220 Wood-Red Road, N.E., Woodinville, Washington		98072

(Address of Principal Executive Offices)		(Zip Code)
(425) 487-4333

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On November 6, 2008, LOUD Technologies Inc. (“LOUD”), entered into an amendment (the “Amendment”) to its financing agreement dated March 30, 2007, as previously amended, by and among Martin Audio Holdings Limited (the “UK Borrower”), the subsidiaries of the Parent listed on the signature pages thereto (together with LOUD and the UK Borrower, the “Loan Parties”), the lenders party from time to time thereto, Ableco Finance LLC, as collateral agent for the lenders, and GMAC Commercial Finance LLC, as administrative agent for the lenders (the “Financing Agreement”).
     Under the Amendment, a new $5.0 million term loan (“Term Loan D”) will be provided to LOUD. The proceeds of the Term Loan D are required to be used to repay a portion of the revolving loan under the Financing Agreement, pay fees and costs associated with the Amendment, and fund working capital to the extent there are no outstanding revolving loans on the effective date of the Amendment. A 100% participation interest in Term Loan D will be purchased by an affiliate of Sun Mackie, LLC, the majority shareholder of LOUD. Term Loan D bears interest at a per annum rate of 15.0% to be paid-in-kind by being added to the principal balance of Term Loan D on a monthly basis on the first day of each month after the effective date of the Amendment. The maturity date of Term Loan D is March 30, 2012, at which time all principal and all accrued and unpaid interest are payable in cash. LOUD has agreed to pay Sun Capital Partners Management, LLC, an affiliate of Sun Mackie, LLC, an amendment fee of $250,000, which amount shall be due and payable in accordance with the following schedule: (i) $62,500 upon entry into the Amendment, (ii) $62,500 on December 31, 2008, (iii) $62,500 on March 31, 2009 and (iv) $62,500 on June 30, 2009 (the “Term Loan D Amendment Fee”). Term Loan D is subject to the same terms and certain events of default as the term loans covered by the Financing Agreement. The Financing Agreement contains certain events of default including, among other things, non-payment of principal, interest or fees, violation of covenants, invalidity of any loan document, material judgments, bankruptcy and insolvency events and change of control. Upon an event of default, the lenders may declare all or any portion of the term loans then outstanding to be due and payable.
     Under the Amendment, the interest rates applicable to existing term loans provided under the Financing Agreement will increase from and after the date of the Amendment to the following rates: (a) Term Loan A — LIBOR Rate plus 3.6%, or the Reference Rate plus 1.10%, (b) Term Loan B — LIBOR Rate plus 6.5%, or the Reference Rate plus 4.25%, plus payment-in-kind interest of 0.75% added monthly to principal, (c) UK Term Loan B — LIBOR Rate plus 6.5%, or the Reference Rate plus 4.25%, plus payment-in-kind interest of 0.75% added monthly to principal, and (d) Term Loan C — paid-in-kind interest of 5.5% per annum. The Amendment modifies the definitions of “Consolidated Leverage Ratio”, “TTM EBITDA” and “TTM Fixed Charges”, as well as other terms used in the Financing Agreement, and modifies the following financial covenants: “Consolidated Leverage Ratio”, Fixed Charge Coverage Ratio”, “TTM EBITDA”, and “Capital Expenditures” to change the calculations and ratios pursuant to those covenants. The Amendment adds a covenant that the Loan Parties shall use an amount not less than $1,750,000 to implement cost saving measures during a fourteen-month period beginning on the effective date of the Amendment. LOUD has agreed to pay an amendment fee of $250,000 pro rata to the term loan lenders under the Financing Agreement, other than the Term Loan D lender, upon the execution of the Amendment (the “Term Loan Amendment Fee”). The Term Loan Amendment Fee and the increased interest rates will increase the expected financing fees associated with the term loans existing under the Finance Agreement by approximately $2.4 million annually without giving effect to any fluctuations in the LIBOR or the Reference Rate.
     The Amendment provides that the Collateral Agent, the Administrative Agent and the lenders consent to certain dispositions of LOUD’s assets provided that the net cash proceeds of such dispositions be applied as follows: 30% to prepay the revolving loan, without a permanent reduction in the revolving credit commitment, 40% to prepay Term Loan A and 30% to prepay US Term Loan B.
     The Amendment also provides that the Collateral Agent, the Administrative Agent and the lenders waive the Loan Parties’ compliance with certain financial covenants set forth in the Financing Agreement, specifically, Section 7.03(a) (the consolidated leverage ratio), Section 7.03(b) (the fixed charge coverage ratio) and Section

7.03(c) (the EBITDA covenants) (collectively, the “Designated Financial Covenants”) and any Default or Event of Default that may have arisen prior to, or existed on the effective date of the Amendment as a result of any failure to comply with the Designated Financial Covenants for the fiscal quarter ending September 30, 2008.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The entry into the Amendment and creation of Term Loan D, as set forth in Item 1.01 of this Current Report, is incorporated by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOUD Technologies Inc.
By:	/s/ DAVID OLSON
David Olson
Chief Financial Officer

Dated: November 6, 2008